The Bank of New York Mellon

August 7, 2007
Securities & exchange
Commission
450 Fifth Street, NW
Washington, DC 20549
Attn.: Document Control

RE:	American Depositary Shares evidenced
by the American Depositary Receipts
for Ordinary Shares, par value 5.00
Russian Ruble each of OJSC
VimpelCom (File No. 333-119774)

Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities
Act of 1933, as amended, on behalf of The Bank of New York, as Depositary for securities against which American Depositary Receipts (ADRs) are to be issued, we attach a copy of the new prospectus (Prospectus) reflecting the change in the number American Depositary Shares represented by ordinary shares (the Ratio).

As required by Rule 424(e), the upper right hand corner of the Prospectus cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III B of the General
Instructions to the Form F-6 Registration
Statement, the Prospectus consists of the ADR certificate for OJSC VimpelCom.

The Prospectus has been revised to reflect the new
Ratio, and has been overstamped with:

Effective August 21, 2007, the ratio on the American Depositary Share (ADS) evidenced by American Depositary Receipt (ADR) has been changed from four (4) ADSs representing one (1) Deposited Share to twenty (20) ADSs representing one (1)
Deposited Share.

Attached to this letter is a copy of a letter from OJSC VimpelCom to The Bank of New York requesting that the Ratio be changed.

Please contact me with any questions or comments at (954) 255-5137.

By:	/s/ SAMMY PEERMAL
Name:	Sammy Peermal
Title:	Vice President

Encl.




The Bank of New York Mellon
101 Barclay Street, 22W, New York, NY 10286